UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:    CSFB ALTERNATIVE CAPITAL TACTICAL TRADING INSTITUTIONAL FUND, LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                11 Madison Avenue, 13th Floor
                                New York, NY 10010
Telephone Number (including area code):

                                (212) 325 - 2000

Name and address of agent for service of process:

                                Lisa Conrad
                                11 Madison Avenue, 13th Floor
                                New York, NY  10010

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                YES [x]  NO [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York and the State of New York on the 27th day of September, 2004.

         CSFB ALTERNATIVE CAPITAL TACTICAL TRADING INSTITUTIONAL FUND, LLC


                                                 By: /s/ Robert Kulperger
                                                     --------------------
                                                     Robert Kulperger
                                                     President


Attest: /s/ Lisa Conrad
        ------------------
        Lisa Conrad
        Secretary